                                                                  EXHIBIT 4.8(e)

                       SHURflo 401(k) Profit Sharing Plan
                           INVESTMENT ELECTION POLICY
                           (Effective April 26, 2000)


Each Participant shall initially direct, in writing in a manner and form established by the Plan Administrator and acceptable to the Custodian/Trustee, how the balance of the Participant's Account shall be invested. Such written election shall name the Investment Alternative and direct the Plan Administrator to direct the Custodian/Trustee to invest the balance of the Participant's Account in one or more corresponding funds.

The Participant's election under this Section shall remain in effect until changed by the Participant by filing another direction as permitted by the Plan Administrator. A Participant's election hereunder may be changed daily by providing a new election using the telephone voice response system to the Custodian/Trustee prior to 3:00 PM Central Time of the effective date of the new election. Transaction requests logged by the Custodian/Trustee after 3:00 Central Time will be held over for processing until the next business day. The Custodian/Trustee is not liable for any loss, nor is liable for any breach resulting from a Participant's election of the investment of any portion of his Account under this Policy.

Participant elections must be specified in increments of one per cent (1%), but not less than five dollars ($5), among the following Employer selected Investment Alternatives:

                         American Express Trust Income Fund I
                         Strong Government Securities Fund
                         Dodge & Cox Balanced Fund
                         Northern Trust S&P 500 Index Fund
                         INVESCO Large Cap Core Equity Fund
                         Strong Common Stock Fund
                         PBHG Emerging Growth Fund
                         Capital Guardian International Fund
                         Wisconsin Energy Corporation Stock Fund

In the event that a new Participant shall fail, for any reason, to provide any initial valid direction pursuant to this Policy, the Plan Administrator shall, in its sole discretion, direct the Custodian/Trustee to invest contributions made on behalf of such Participant in the American Express Trust Income Fund I.

The Wisconsin Energy Corporation Stock Fund invests in the stock of Wisconsin Energy Corporation. The exercise of voting and tender rights with respect to Wisconsin Energy Corporation stock is as follows:

1. Voting of Wisconsin Energy Corporation Stock

A Participant may direct the voting at each annual meeting and at each special meeting of the stockholders of Wisconsin Energy Corporation of that number of whole shares of Wisconsin Energy Corporation Stock attributable to his balance in the Wisconsin Energy Corporation Stock Fund, as of the Valuation Date preceding the record date for such meeting. Each such Participant will be provided with copies of any pertinent material together with a request for the Participant's confidential instructions as to how such shares are to be voted. The Administrator shall direct the Trustee to vote such shares in accordance with such instructions. Any shares of Wisconsin Energy Corporation Stock allocated to Participant accounts for which the Administrator has not received such voting instructions shall be voted by the Trustee based on the proportionate results of the instructions received for other shares except to the extent the Trustee in its good faith determination concludes other action is required in order to comply with its fiduciary duties under ERISA.

2. Tender offers of Wisconsin Energy Corporation Stock

In the event that Wisconsin Energy Corporation Stock becomes the subject of a tender offer, each participant shall have the sole and exclusive right to decide whether to direct the Trustee to tender up to the number of whole and fractional shares of Wisconsin Energy Corporation Stock attributable to his balance in the Wisconsin Energy Corporation Stock Fund as of the Valuation Date preceding the date of the tender offer. Each Participant shall have the right, to the extent the terms of the tender offer so permit, to direct the withdrawal of such shares from tender. A Participant shall not be limited as to the number of instructions to tender or to withdraw from same which he can give, provided, however, that the Participant shall not have the right to give such instructions outside a reasonable time period established by the Trustee. Said reasonable time period shall be based on the ability of the Trustee to comply with the offer. Each such Participant will be provided, by the Administrator, within a reasonable time of the commencement of a tender offer, copies of any pertinent material supplied by the tender offeror or Wisconsin Energy Corporation, together with a request for the Participant's instructions pertaining to tender of the applicable shares.

Such pertinent written material shall include:

the offer to purchase as distributed by the offeror to the shareholders of Wisconsin Energy Corporation;

a statement of the shares representing his interest in the Wisconsin Energy Corporation Stock Fund as of the most recent information available to the Administrator; and

directions as to the means by which a Participant can give instructions with respect to the tender.

The Trustee shall aggregate numbers representing each Participant's instructions and shall tender such shares in accordance with such instructions. Any shares of Wisconsin Energy Corporation Stock allocated to a Participant for which the Administrator has not received such tender offer instructions shall not be tendered. The proceeds of any shares of Wisconsin Energy Corporation Stock tendered in accordance with this Section which are purchased and paid for by the tender offeror shall be credited to the investment fund or funds elected by the Participant pursuant to rules established by the Administrator. In the event all shares of Wisconsin Energy Corporation Stock tendered by Participants are not purchased pursuant to the tender offer, the Administrator is authorized to allocate the proceeds of the whole and fractional shares purchased from all such Participants pro-rata, based upon the aggregate shares tendered by each Participant.

This Plan is intended to constitute a plan described in Section 404(c) if the Employee Retirement Income Security Act (ERISA) and Title 29 of the Code of Federal Regulations Section 2550.404c-1. The plan fiduciaries may be relieved of liability for losses resulting from the participant's investment decisions.

Prior to a participant's initial investment in the funds, each participant will receive a copy of the most recent prospectus which details the fund's annual operating expenses. The investment alternatives do not have any commissions, sales loads, deferred sales charges, redemption or exchange fees not disclosed in the prospectus. Upon request, a participant is entitled to receive other information including:

1. A description of each fund's annual operating expenses, investment management fees, administrative fees, transaction costs and the percentage by which these reduce the rate of return;

2. Copies of any prospectuses, financial statements and reports, and other materials available for each fund;

3.   A list of the assets compromising each fund;

4. Information including the past and current investment performance after the deduction of fund expenses;

5.   Information on their account value.

To receive any of the information listed above, a participant should contact the Plan Administrator, SHURflo Pump Manufacturing Company, 12650 Westminster Avenue, Santa Ana, CA 92706-2139, (714) 554-7709. Kathleen Robe has been designated to assist the company, the fiduciary responsible for the plan's compliance with Section 404(c) of ERISA, in providing such information.

Dated this 26th day of April, 2000.



                                    ADVISORY COMMITTEE

                                    /s/ J. RUSSELL PHILLIPS
                                    -------------------------
                                    J. Russell Phillips

                                    /s/ NORMAN A. ALEXANDER
                                    -------------------------
                                    Norman A. Alexnader

                                    /s/ KEVIN S. McLEAN
                                    -------------------------
                                    Kevin S. McLean

                                    /s/ KATHLEEN M. ROBE
                                    -------------------------
                                    Kathleen M. Robe

                                    /s/ JANET M. SCOTT
                                    -------------------------
                                    Janet M. Scott